Dated 2013

TALBOT UNDERWRITING SERVICES LTD
- and -
See Schedule 1
_____________________________________________
CONTRACT OF EMPLOYMENT
_____________________________________________

THIS AGREEMENT is made on __________________.
B E T W E E N

(1)	TALBOT UNDERWRITING SERVICES LTD (Company No. 03043304), whose registered office is 60 Threadneedle Street, London, EC2R 8HP (the Company); and

(2)	See Schedule 1 (the Employee)

WHEREBY IT IS AGREED as follows:-

1.	Definitions
In this Agreement:

Associated Company	means any company with which the Company is connected in accordance with section 839 of the Income and Corporation Taxes Act 1988.
Commencement Date	As set out in Schedule 1.
Schedule 1	means Schedule 1 to this Agreement
Termination Date	means the date of termination of the Employee's employment under this Agreement.

2.	Term of Appointment

2.1	Subject to the terms and conditions of this Agreement, the Employee shall be employed by the Company as set out in Schedule 1.

2.2
The Employee's employment commenced on the Commencement Date and shall continue, subject to the remaining terms of this Agreement, until terminated by either party giving the other not less than the written notice as specified in Schedule 1. The date of the Employee’s continuous period of employment is set out in Schedule 1.

(i)
Notwithstanding Clause 2.2, the Company may, in its sole and absolute discretion, terminate the Employee's employment with immediate effect by paying a sum in lieu of notice (Payment in Lieu) equal to the base salary (as at the Termination Date) which the Employee would have been entitled to receive under this Agreement during the notice period referred to at Clause 2.2 (or, if notice has already been given, during the remainder of the notice period) less applicable income tax and National Insurance contributions.

(ii)
    Notwithstanding clause 2.2(i), the Employee shall not be entitled to a Payment in Lieu of Notice or part thereof in the event the Company would at any time have been entitled to terminate the employment of the Employee without notice in accordance with clause 18 regardless of when the Company becomes aware of this right. Further in such circumstances the Company shall be entitled to recover from the Employee any payment in Lieu or any part payment made to the Employee.

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3.	Powers and Duties

3.1
The Employee's position is contained in Schedule 1. The Employee may be reasonably required by the Company to undertake such other duties within their range of experience and skills as may be necessary from time to time.

3.2    The Employee shall:

3.2.1	comply with all reasonable directions from, and all regulations of, the Company or, as appropriate, any Associated Company;

3.2.2	have a reporting line as provided in Schedule 1;

3.2.3
at all times promptly give to such person as the Company or any Associated Company may direct (in writing if so requested) all information, advice and explanations as they may reasonably require in connection with matters relating to their employment or in relation to the business of the Company or any Associated Company generally; and

3.2.4	devote the whole of their time, attention and abilities during their working hours to carrying out their duties under this Agreement in a proper, loyal and efficient manner; and

3.2.5
at all times promote the interests of and maintain the goodwill of the Company and any Associated Company and not knowingly do or willingly permit to be done anything that may result in loss, other than in the normal course of business, or harm to the Company or any Associated Company; and

3.2.6	not at any time make any untrue or misleading statement relating to the Company or any Associated Company; and

3.2.7
carry out his duties or perform such other duties as may be reasonable and report to any Associated Company (without any further remuneration) including accepting any position with any Associated Company as the Company may direct from time to time.

4.	Hours of Work

4.1
The Employee is normally required to work 40 hours per week including a daily lunch break of one hour. There will be no additional payment for hours worked in excess of the Employee's normal hours of work.

4.2	The normal hours of work are as specified in Schedule 1 or such other hours as may from time to time be notified to the Employee in writing or otherwise agreed with the Company.

4.3	The Employee may also be required to work such additional hours (without any further remuneration) as may be necessary for the proper performance of their duties.

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4.4
The Employee agrees to exclude the right provided under regulation 4 of the Working Time Regulations 1998 (the Regulations) to limit their working hours to 48 hours per week. Pursuant to regulation 5 of the Regulations, the Employee may, at any time, revoke any agreement by giving three months’ notice in writing to the Company.

5.	Place of Work

5.1
The Employee’s normal place of work shall be 60 Threadneedle Street, London, EC2R 8HP or at such other place within London or such other place as reasonably required as the Company may from time to time determine.

5.2
In addition, the Employee shall, in the proper performance of their duties and for the purpose of business trips, travel to such places both within the United Kingdom and abroad as the Company may from time to time require. The Company does not envisage at the present time that the Employee will be required to work outside the United Kingdom for a continuous period of more than one month during their employment. The Employee will be given written notification if there is a change in this position.

6.	Probationary Period

6.1	The first three months of this employment will be probationary, unless otherwise agreed.

6.2
During the probationary period, this employment may be terminated as provided for in Schedule 1 by either the Employee or the Company, except that the Company may (without notice or payment in lieu of notice) dismiss the Employee summarily for serious misconduct. During the probationary period, the disciplinary procedure set out in the Staff Handbook may not apply to the Employee’s employment.

6.3
The Employee’s continued employment will be reviewed at the end of the probationary period, at which time the Company may at its discretion decide to extend the probationary period for such period as it considers appropriate, terminate employment or confirm the position of employment.

7.	Salary

7.1
The Employee shall receive a base salary as provided for in Schedule 1 payable in arrears by twelve monthly instalments by direct credit transfer to the Employee's bank account by no later than the 24th day of each month.

7.2	It is the policy of the Company to review salaries annually in April although there is no obligation on the Company to increase them. Any changes to salary will be notified in writing to the Employee.

7.3
The Employee may be eligible to be considered for a discretionary bonus at the sole discretion of the Board of directors of Validus Holdings, Ltd (Validus). The Employee shall not be entitled to receive any bonus, if, on the date such bonus is due to be paid, the Employee is under notice of termination (regardless of whether the Company or the Employee has given such notice), is subject to disciplinary proceedings which leads to disciplinary sanctions, is on garden leave pursuant to Clause 17 or if the employment has terminated. Any bonus award may be paid with a deferred period and

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if joining part-way through a calendar year will be pro-rated. If joining after 1st October the Employee will not be eligible for a bonus award payable in the following year.

8.	Pension

8.1
During each year of the Employee’s employment, the Company shall contribute an amount equal to a percentage as per Schedule 1 of the Employee's base salary in equal monthly instalments in arrears to the Talbot Underwriting Services Ltd Group Personal Pension Plan or such other scheme that the Company may put in place from time to time. The Company's contributions to such scheme shall be subject to the rules of the scheme and the tax relief and exemptions available from HMRC, as amended from time to time.

8.2	No contracting out certificate under the Pensions Schemes Act 1993 is in force in respect of the Employee's employment under this Agreement.

9.	Other Benefits (excluding pension)

9.1
The Company seeks to maintain benefit cover for all its Employees as detailed below although it reserves the right at any time to change the provider and the terms of any such benefits. Further, should the Company reach the view that it can no longer justify the costs of providing all or some of such benefits or the provisions of all or part of the benefits is no longer possible then it reserves the right to withdraw all or part of the benefits it provides under this Agreement.

9.2
The Employee will be eligible to participate in the private medical insurance scheme operated by the Company which provides cover for the Employee, their spouse, civil partner or long term partner and dependent children, subject to cover being accepted by the insurance company and to any conditions that the insurance company may impose.

9.3
The Employee shall be entitled to participate in the Company's life assurance scheme which shall pay to the Employee's dependants, if the Employee dies during his employment, a sum equal to: four times the Employee's base salary if the Employee's marital status is single; or eight times the Employee's base salary if the Employee is married or has a civil partner or long term partner. Participation is subject to:

(i)	the terms of the Company's life assurance scheme, as amended from time to time;

(ii)	the rules of the insurance policy of the relevant insurance provider, as amended from time to time; and

(iii)	the Employee satisfying the normal underwriting requirements of the relevant insurance provider.

9.4
The Employee will be eligible to join the permanent health insurance plan operated by the Company from time to time and the premium in connection with such plan will be paid for by the Company. Benefit will be payable only in accordance with the terms of the plan. If benefit is refused by the insurer there will be no obligation on the Company to make any payment to the Employee. If the insurer accepts a claim under the terms of the plan from time to time in force, the Employee shall, from the date of such acceptance, no longer be eligible to receive any base salary but the Employee will continue to be eligible to participate in the private medical insurance scheme pursuant to Clause 9.1 above, subject to cover being accepted by the insurance company and to any conditions that the insurance company may impose. Further details are set out in the Staff Handbook.

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9.5	Details of other benefits to which the Employee may be entitled are set out in the Staff Handbook.

10.	Expenses

10.1
The Company shall reimburse the Employee against production of receipts, if requested, all reasonable travelling (other than to and from the usual place of work), hotel, entertainment and other out‑of‑pocket expenses which the Employee may from time to time be authorised to incur in the execution of his duties under this agreement. Further details are set out in the Staff Handbook.

11.	Holidays

11.1
In addition to normal bank and public holidays applicable in England the Employee’s entitlement to paid holiday is set out in Schedule 1 which is to be taken at such time or times as may be approved by the Employee’s line manager as set out Schedule 1. If the Employee is working part-time, the amount of paid holiday will be calculated on a pro rata basis and notified to them.

11.2	The Company's holiday year runs from 1 January to 31 December.

11.3
Upon termination the Company may at its discretion require the Employee to take, during his notice period and any period of garden leave, any holiday entitlement which will have accrued by the Termination Date but which has not been taken.

11.4
If the Employee's employment commences or terminates part way through a holiday year, the Employee's entitlement to holiday during that year will be assessed on a pro rata basis. Subject to the Company's discretion, payment for holiday entitlement accrued but not taken will only be made on termination of employment. If, on termination, the Employee has taken more holiday than his accrued holiday entitlement, he will be required to reimburse to the Company in respect of the excess days taken and the Employee hereby authorises the Company to make deductions in respect of the same from his final salary payment. For the avoidance of doubt, a day's holiday pay is 1/260 of the Employee's base salary.

11.5	Further details regarding holidays are set out in the Staff Handbook.

12.	Confidential Information

12.1    For the purposes of this Clause 12, confidential information means, without limitation:

(i)	trade secrets;

(ii)	any inventions or improvements which the Employee may from time to time make or discover in the course of his duties;

(iii)
details of clients of the Company or any Associated Company including insureds’ and reinsureds’ premiums charged to them and premiums paid to reinsurers, claims, account information, the services provided and the Company's or any Associated Company's terms of business with clients, brokers, coverholders and other agents;

(iv)	business marketing plans, budgets and accounts;

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(v)	any proposals relating to the future of the Company or any Associated Company or its or their business or any part thereof;

(vi)	details of employees and officers of the Company or any Associated Company and of the remuneration and other benefits paid to them;

(vii)
information relating to business matters, corporate plans, management systems, finances, marketing or sales of any past, present or future products or services, processes, designs, know how, pitch lists, policy wordings, broker lists, intermediary lists, customer lists, analyses, data, spreadsheets, models, software, applications and technical information relating to the creation, production or supply of any past, present or future products or services of the Company or any Associated Company, any information given to the Company or any Associated Company in confidence by clients, insureds, reinsureds, brokers, agents, intermediaries, coverholders or other persons and any other information (whether or not recorded in documentary form, or on computer disk or tape) which is confidential or commercially sensitive and is not in the public domain; and

(viii)	any other information which is notified to the Employee as confidential.

12.2
The Employee shall not, either during his employment or thereafter, except in the proper course of his duties or as required by law or regulation/regulators, use for his own or another party's benefit, or divulge or disclose to any person any Confidential Information concerning the business or affairs of the Company or any Associated Company, or any of its or their clients, customers, insureds, reinsureds, brokers, agents, intermediaries or coverholders which may have come to his knowledge at any time during his employment by the Company or any Associated Company. This Clause will cease to apply to information which enters the public domain other than (directly or indirectly) through the acts or omissions of the Employee.

13.	Competitive Activities

13.1
During the term of this Agreement the Employee shall not (unless otherwise agreed in writing by the Company) undertake any other business or profession or be or become an employee or agent of any other firm, company or other person or assist, be concerned in or have any financial interest, whether directly or indirectly, in any other business or profession including a business that is not trading or that is not in competition with the Company or any Associated Company. The Employee may hold or acquire not more than 4%, by way of bona fide investment only, of the shares or other securities of any company in competition with the Company or any Associated Company which are listed or dealt in on any recognised Stock Exchange, provided that the Employee promptly discloses such holding or acquisition to the Company or Associated Company. The Company may require the Employee to divest of any investment in any particular case on the ground that such other company is or may be carrying on a business competing or intending to compete with the business of the Company or any Associated Company or may cause a conflict of interests between those of the Company or any Associated Company and those of such company or the Employee or may breach any law or regulation binding on the Company, any Associated Company or the Employee.

13.2
In addition the Employee shall be entitled to engage in such activities as may be appropriate in order to manage his personal investments in so far as such activities do not materially interfere or conflict with the Employee’s performance of his duties under this Agreement.

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14.	Post-Termination Restrictions

14.1
The Employee will not within the Prohibited Area directly or indirectly or otherwise or on behalf of any other person, without the prior written consent of the Company, carry on, be engaged, concerned or otherwise interested for the Restricted Period  in any business which is in competition with any Restricted Business.

14.2
The Employee will not, directly or otherwise or on behalf of any other person, without the prior written consent of the Company, for the Restricted Period, in respect of any business which is in competition with any Restricted Business;

(A)	solicit, interfere with, canvas, entice away or endeavour to solicit any Client or Prospective Client;

(B)	communicate with or accept the business of any Client or Prospective Client;

(C)	offer employment to or otherwise endeavour to entice away from the Company or any Associated Company any Restricted Employee; or

(D)	engage or otherwise work with any Restricted Employee in any business which is in competition with any Restricted Business.

In the above Clauses, the words and phrases set out below shall have the following meanings:
Client shall mean any person, firm, company or other organisation whom at any time during the period (see Schedule 1) ending on the Termination Date was a client or customer of the Company or any Associated Company in connection with the Restricted Business and with whom the Employee has had material dealings during such period.
Prohibited Area shall mean London, Bermuda or any location in which the Company or any Associated Company has an office.
Prospective Client shall mean any person, firm, company, broker, MGA or other organisation with whom at any time during the period (see Schedule 1) ending on the Termination Date the Company or any Associated Company has had negotiations or discussions in connection with the provision of the Restricted Business and with whom the Employee has had material dealings during such period.
Restricted Business means those of the businesses of the Company or any Associated Company with which the Employee was involved to a material extent at any time during the period (see Schedule 1) ending on the Termination Date;
Restricted Employee means any person who at the Termination Date was an employee of the Company and/or any Associated Company who could materially damage the interests of the Company and/or any Associated Company if he became engaged or employed in any business concern in competition with any Restricted Business and with whom the Employee had material dealings with during the period of 12 months ending on the Termination Date;
Restricted Period means the period (see Schedule 1) after the Termination Date, less any period that the Employee has spent on garden leave pursuant to this Agreement.

14.3
The Employee agrees and acknowledges that before entering into this Agreement he had the opportunity to obtain independent legal advice on the restrictions in this Clause 14 that the restrictions set out above are no wider or more restrictive than is reasonably necessary for the protection of the legitimate business interests of the Company and any Associated Company and further that the effect of those restrictions is not such as to prevent the Employee from earning a living.

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14.4
The Employee agrees that the restrictions contained in Clause 14 of this Agreement shall be read and construed independently of the others and that all such restrictions are considered reasonable by the parties to this Agreement. In the event that any such restriction shall be found or held to be void in circumstances where it would be valid if some part of it were deleted or the period scope or distance of application reduced the parties to this Agreement agree that such restriction shall apply with such modification as may be necessary to make it valid and effective and that any such modification shall not affect the validity of any other restriction contained in this Agreement.

14.5
Without prejudice to the Company’s right to enforce this Agreement in respect of any Associated Company it is agreed that the covenants contained in this Clause 14 shall inure for the benefit of any relevant Associated Company and that the same shall be enforceable against the Executive by that Associated Company as if it were a party to this Agreement.

15.	Return of Property

15.1
For the purposes of this Clause 15, Property means all property belonging to the Company and/or any Associated Company including but not limited to keys, computer equipment, all lists of clients or customers, correspondence and all other documents, papers and records (including, without limitation, any records stored by electronic means, together with any codes or implements necessary to give full access to such records), confidential information, system designs, software designs, software programmes (in whatever media), presentations, proposals or specifications which may have been prepared by the Employee or have come into their possession, custody or control in the course of their employment.

15.2
The Employee shall promptly whenever requested by the Company and in any event upon the termination of their employment or during any period of garden leave pursuant to Clause 17 deliver up to the Company all Property of the Company or any Associated Company and the Employee shall not be entitled to and shall not retain any copies thereof. The Employee shall also promptly provide any passwords whenever requested by a suitably authorised member of the Company.

16.	Sickness

16.1
If the Employee is unable to work due to illness or injury, they should inform the HR Department and/or their Line Manager by 9.30am on the first day of absence. The Employee must also comply with the absence procedures set out in the Staff Handbook.

16.2
Subject to the Employee complying with Clause 16.1, the number of working days for which the Company will pay their base salary while they are absent due to sickness or injury is set out in the Staff Handbook. Such remuneration shall include any sums the Company is obliged to pay to the Employee pursuant to any social security or sick pay legislation. The Company may reduce remuneration during incapacity by an amount equal to the benefit (excluding any lump sum benefit) which the Employee would be entitled to claim during such incapacity under the then current social security legislation (whether or not such benefit is claimed by the Employee).

16.3    If the Employee either:

(i)	becomes entitled to payment of benefit under the terms of any permanent health insurance scheme from time to time in force; or

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(ii)	is refused benefit under that scheme,
all entitlement to base salary shall cease from the earlier of the commencement of the payment of such benefit or the expiry of the relevant period referred to in Clause 16.2.

16.4
If the Employee is unable to work due to illness or injury the Company may require the Employee from time to time to undergo a medical examination by a medical practitioner nominated by the Company. The Company shall bear the cost of any such examination. The Employee agrees that this Agreement shall be taken as the Employee's written authorisation to the nominated medical practitioner to disclose to and discuss with the Company the results of the examination and the matters which arise from it so that the Company can be notified of any matters it considers might impair the Employee's ability to properly discharge their duties. The Company undertakes that, where such information is disclosed to it, it shall be disclosed at the same time to the Employee. The Company shall keep such information confidential and shall limit disclosure of such medical information to only those officers and employees of the Company who have a proper and necessary need to be given the information.

16.5
The Company shall not be liable to pay the Employee any benefit under the permanent health insurance scheme unless it receives payment from the insurer. The Company also reserves the right to terminate the Employee’s employment on notice to the Employee at any time during any period of absence when the Employee is in receipt of permanent health insurance.

17.	Garden Leave

17.1
Once notice to terminate the Employee's employment has been given by the Company or the Employee pursuant to Clause 2.2, the Company shall be under no obligation to vest in or assign to the Employee any powers or duties or to provide any work for the Employee and may exclude the Employee from any premises of the Company or any Associated Company for all or any part of the notice period.

17.2
The Company reserves the right to withdraw any rights or duties assigned to the Employee and may require the Employee to carry out other projects which are outside the Employee’s normal duties but commensurate to the Employee’s position within the Company.

17.3	During any period of Garden Leave the Employee shall:

(i)	continue to receive their salary and all contractual benefits in the usual way subject to clause 7.3 and subject to the terms of any benefit arrangement;

(ii)	remain an employee of the Company and bound by the terms of this Agreement and the Staff handbook to the extent they apply;

(iii)
not, without the prior written consent of the Company, contact or deal with any insurance broker, consultant, client, customer, supplier, agent, distributor, shareholder, adviser or other business contact of the Company or any Associated Company;

(iv)	resign from the Board of the Company or any Associated Company to which the Employee may be employed as a director; and

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(v)	keep HR reasonably informed of their whereabouts on a regular basis and how they can be contacted during the working week other than any day when it is agreed that they are on holiday.

18.	Summary Termination of Employment

18.1	The Company may terminate the employment of the Employee, without notice or payment in lieu of notice, if the Employee:

(i)
is convicted of any criminal offence (other than a motoring offence for which no custodial sentence is given to him) which in the reasonable opinion of the Company demonstrated unsuitability for further employment with the Company; or

(ii)	shall be or become prohibited by law from being a director (applicable only to directors); or

(iii)
shall be guilty of fraud, dishonesty or serious misconduct (which, for the avoidance of doubt, includes any conduct which may bring the Company or any Associated Company or the Employee into disrepute) or shall commit any serious or persistent breach of any of his obligations (for which warnings have been given to the Employee) to the Company or any Associated Company (under this Agreement); or

(iv)    is declared bankrupt or has an IVA in place; or
(v)    ceases to be eligible to work within the United Kingdom.

18.2	Any delay or forbearance by the Company in exercising any right of termination under this Clause shall not constitute a waiver of it.

18.3
In order to investigate a complaint of misconduct against the Employee the Company is entitled to suspend the Employee on full pay. The Company shall ensure that any suspension is kept for as short a time as is possible.

19.	Other Agreements

19.1
The Employee acknowledges and warrants that there are no agreements or arrangements whether written, oral or implied between the Company or any Associated Company and the Employee relating to the employment of the Employee other than those expressly set out in this Agreement, the Staff Handbook and the offer of employment letter and that the Employee is not entering into this Agreement in reliance on any representation not expressly set out in this Agreement, the Staff Handbook and the offer of employment letter. In the event of any conflict the terms in this Agreement shall take precedence.

20.	Waiver of Rights

If the Employee’s employment is terminated:

(i)	by reason of liquidation of the Company for the purpose of amalgamation or reconstruction; or

(ii)
as part of any arrangement for the amalgamation of the undertaking of the Company not including liquidation or the transfer of the whole or part of the undertaking of the Company to any Associated Company; and

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(iii)	the Employee is offered suitable alternative employment with the amalgamated or reconstructed company and on terms not generally less favourable to the Employee than the terms of this Agreement, the Employee will have no claim against the Company under this Agreement in respect of that termination.

21.	Data Protection

21.1
The Employee consents to the Company or any Associated Company holding and processing both electronically and manually the data it collects which relates to the Employee for the purposes of the administration and management of its employees and its business and for compliance with applicable procedures, laws and regulations. The Employee also consents to the transfer of such personal information (including sensitive personal data) to other offices the Company may have or to an Associated Company or to other third parties whether or not outside the European Economic Area for administration purposes and other purposes in connection with the Employee’s employment where it is necessary or desirable for the Company to do so.

22.	Communications

22.1
Telephone calls made and received by the Employee using the Company’s or any Associated Company’s equipment and use of the Company’s or any Associated Company’s e‑mail system to send or receive personal correspondence may be recorded by the Company or any Associated Company on its communications systems. Any recordings made shall at all times remain the property of the Company or any Associated Company and, if necessary, will be used as evidence in the case of disputes with employees or clients.

23.	Severability

23.1
If any provision of this Agreement is determined to be void, invalid, unenforceable or against public policy, such provisions shall be deemed severable from the Agreement, and the remaining provisions of the Agreement will remain unaffected and in full force and effect.

24.	Confirmation of Agreement

24.1	The Employee represents and warrants that they have read and understood each and every provision of this Agreement, and that they have freely and voluntarily entered into this Agreement.

25.	Miscellaneous Matters

25.1	The Company's grievance procedures apply to the Employee and are outlined in the Staff Handbook. For the avoidance of doubt the procedures are not contractual.

25.2	The Company's disciplinary procedures apply to the Employee and are contained in the Staff Handbook. For the avoidance of doubt, these procedures are not contractual.

25.3	There are no collective agreements which directly affect the terms and conditions set out in this Agreement.

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25.4
At any time during the period of this Agreement, and, in any event, upon the termination of the Employee’s employment (for whatever reason and howsoever arising) the Employee shall immediately repay all outstanding debts or loans due to the Company or any Associated Company and the Company is hereby authorised to deduct from any payment of wages due to the Employee a sum in repayment of all or any part of such debts or loans.

26.	References and Background Checking

26.1
The employment is subject always to receipt of references which the Company deems to be satisfactory and in the event that the Employee’s employment has commenced before all references have been obtained, the Company reserves the right to terminate the Employee’s employment with immediate effect in the event that any references obtained are unsatisfactory to the Company.

26.2
The Employee’s employment is subject always to receipt of satisfactory background checks. In the event that the employment has commenced before all checks have been carried out the Company reserves the right to terminate the Employee’s employment with immediate effect in the event that any information gained from the checks is unsatisfactory to the Company.

27.	Notices

27.1
Any notice may be given personally to the Employee or to the Secretary of the Company (as the case may be) or may be posted to the Company (for the attention of its Secretary) at its registered office for the time being or to the Employee either at the address given above or at their last known address. Any such notice sent by post shall be deemed served forty-eight hours after it is posted and in proving such service it shall be sufficient to prove that the notice was properly addressed and put in the post.

28.	Variation

28.1	The Company reserves the right, at any time and from time to time, to make reasonable non-material changes to any of the Employee's terms and conditions of employment.

28.2	The Employee will be notified of minor changes by way of a general written notice to all employees and any such changes will take effect from the date of the notice.

28.3
The Employee will be given not less than one month's notice of any significant changes. Such changes will be deemed to be accepted unless the Employee notifies the Company in writing of any objections before the expiry of that notice period.

29.	Governing Law

29.1
This Agreement shall be governed by and construed under English law and each of the parties hereby irrevocably agrees for the exclusive benefit of the Company that the Courts of England are to have jurisdiction to settle any disputes which may arise out of or in connection with this Agreement.

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IN WITNESS whereof this Agreement has been signed by or on behalf of the parties hereto the day and year first before written.
SIGNED on behalf of the Company:        Signature    /s/ Jane Clouting

Name         Jane Clouting
    Date        March 1, 2013

SIGNED by the Employee             Signature    /s/ P.A. Bilsby
Name        P.A. Bilsby
Date        March 19, 2013

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SCHEDULE 1

Name	Peter Bilsby
Address	17 Meadow Way, Farnborough Park, Locksbottom, Kent, BR6 8LN
Job Title	Chief Executive Officer
Department	Corporate
Line Manager	Chairman
Legal Entity	Talbot Underwriting Services Ltd
Salary	£400,000 per annum
Continuous service date	3rd September 2009
Notice period	Twelve Months
Post-Termination Restrictions Period	Twelve Months
Normal work days	Monday to Friday
Normal work hours	9.30am to 5.30pm
Employer pension contribution	20%
Holiday	30 days per annum
Date of Contract Amendment	1st March 2016
Signed by the employee	/s/ P.A. Bilsby
Signed on behalf of the company	/s/ Dominic Scarlett

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